Exhibit 99.1
Hayes Lemmerz Announces Expiration of Tender Offer for 10 1/2% Senior Notes Due 2010
     NORTHVILLE, Michigan, June 6, 2007 — Hayes Lemmerz International, Inc. (the “Company,” Nasdaq: HAYZ) announced today the expiration of the previously announced cash tender offer and consent solicitation of its indirect subsidiary, HLI Operating Company, Inc. (“HLI”) for any and all of the outstanding 10 1/2% Senior Notes Due 2010 (CUSIP No. 404216AB9) (the “Notes”) of HLI.
     The tender offer and consent solicitation for the Notes expired at 11:59 p.m., New York City time, on June 5, 2007 (the “Expiration Date”). As of the Expiration Date, HLI had received tenders with respect to $154,238,000 in aggregate principal amount of the Notes (approximately 97.9% of the outstanding aggregate principal amount of the Notes) pursuant to HLI’s Offer to Purchase and Consent Solicitation Statement, dated May 8, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent for Tender Offer. HLI accepted for payment and paid for $154,178,000 in aggregate principal amount of such Notes on May 30, 2007. HLI expects to accept for payment and pay for the remaining Notes validly tendered prior to the Expiration Date on or about June 7, 2007. HLI intends to redeem the remaining $3,262,000 in aggregate principal amount of outstanding Notes that were not tendered by the Expiration Date prior to their maturity.
     This press release shall not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation were made solely by means of the Offer to Purchase and the related Letter of Transmittal and Consent for Tender Offer.
     Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 30 facilities and approximately 8,500 employees worldwide.
Forward-looking Statements
     The information contained in this press release contains forward-looking statements which are subject to uncertainties that could cause actual future events and results of the Company and HLI to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that the Company and HLI believe are reasonable but are not guarantees of future events and results. Actual future events and results of the Company and HLI may differ materially from those expressed in these forward-looking statements. There can be no assurance that any forward-looking statements will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the risks described in the Company’s and HLI’s most recent Annual Report on Form 10-K and the Company’s and HLI’s other reports filed with the SEC. All such forward-looking statements speak only as of the date hereof. Although the Company and HLI believe the expectations reflected in the forward-looking statements at the time they are made are reasonable, the Company and HLI cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither the Company, HLI, nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company and HLI undertake no duty or obligation to publicly update or revise the information contained in this press release, although they may do so from time to time as they believe is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.